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EXHIBIT 10.1

CONSULTING AGREEMENT
BETWEEN
ROSS STORES, INC.
AND STUART G. MOLDAW

        This Agreement is made as of April 1, 2002 (the "Effective Date") through March 31, 2005 (the Completion Date"), by and between Ross Stores, Inc., a Delaware corporation ("Ross") and Stuart G. Moldaw ("Consultant"). This Agreement amends and restates the prior agreement, dated April 1, 1997, and any subsequent written or oral modifications or amendments.

RECITAL

        Consultant desires to perform, and Ross desires to have Consultant perform, consulting services as an independent contractor to Ross.

        NOW, THEREFORE, the parties agree as follows:

1.    SERVICES

        1.1    Performance.    Consultant agrees to perform consulting services for Ross as deemed necessary.

        1.2    Payment.

          (a)  Ross agrees to pay Consultant $20,000 per calendar quarter, payable on the first day of each calendar quarter.

          (b)  Ross agrees to pay the salary and benefits for a Financial Administrator for the period in which consulting services are rendered.

          (c)  Pursuant to the terms of the certain Split-Dollar Agreement by and among Ross, Stuart G. Moldaw and Citicorp Trust South Dakota dated as of February 8, 1999, Ross agrees to pay a portion of the premiums of the Split-Dollar Life Insurance Policy No. VP60622150 with Pacific Life Insurance Company (the "Policy") through the Completion Date of this Agreement.

          (d)  Consultant and his spouse will be eligible to participate in Ross' medical plan and supplemental medical plan. Ross agrees to pay the annual premiums of the medical plans for consultant and his spouse.

2.    RELATIONSHIP OF PARTIES

        2.1    Independent Contractor.    Consultant is an independent contractor and not an agent or employee of Ross. Consultant will perform consulting services specified by Ross, but Consultant will determine, in Consultant's sole discretion, the manner and means by which the services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law. Ross has no right or authority to control the manner or means by which the services are accomplished. Consultant may represent, perform services for, or be employed by such additional clients, persons or companies as Consultant sees fit.

        2.2    Employment Taxes and Benefits.    Consultant will report as self-employment income all compensation received by Consultant pursuant to this Agreement. Consultant will indemnify Ross and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on Ross to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with compensation received by Consultant pursuant to this Agreement. Consultant will not be entitled to receive any vacation or illness payments, or to participate in any plans, arrangements, or distributions by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits for Company's employees except as expressly provided in this Agreement.

3.    TERMINATION

        3.1    Termination.    Either Ross or Consultant may terminate this Agreement at any time, for any reason or no reason, by giving 30 days' prior written notice to the other party.

        3.2    Confidential Information.    Consultant agrees during the term of his consultancy and thereafter to take all steps necessary to hold Ross' confidential information in strict confidence and not to disclose such confidential information. Upon the termination of this Agreement for any reason, Consultant will promptly notify Ross of all confidential information in Consultant's possession and, in accordance with Ross' instructions, will promptly deliver to Ross all such confidential information.

4.    GENERAL

        4.1    Governing Law: Severability.    This Agreement will be governed by and construed in accordance with laws of the State of California excluding that body of law pertaining to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

        4.2    Successors and Assigns.    Neither this Agreement nor any of the rights or obligations of Consultant arising under this Agreement may be assigned or transferred without Ross' prior written consent. This Agreement will be for the benefit of Ross' successors and assigns, and will be binding on Consultant's heirs and legal representatives.

        4.3    Notices.    Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address specified below or such other address as the party specifies in writing. Such notice will be effective upon its mailing as specified.

        4.4    Complete Understanding: Modification.    This Agreement, together with the Policy, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all prior understandings and agreement, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.

        IN WITNESS WHEREOF, the parties have signed this Agreement as of the Effective Date.

ROSS STORES, INC.		CONSULTANT
By:
	Michael Balmuth Vice Chairman and Chief Executive Officer	Stuart G. Moldaw
	Address: 8333 Central Avenue Newark, CA 94560-3433	Address: c/o Gymboree Corporation 700 Airport Blvd., Suite 200 Burlingame, CA 94010

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CONSULTING AGREEMENT BETWEEN ROSS STORES, INC. AND STUART G. MOLDAW